Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into and effective as of April 22, 2019, by and among PG&E Corporation, a California corporation (for itself and on behalf of the Utility (as defined below), the “Company”), and BlueMountain Capital Management, LLC, a Delaware limited liability company (for itself and on behalf of BMCA (as defined below), “BlueMountain” and, together with the Company and the Utility, the “Parties”).

WHEREAS, on January 29, 2019, the Company and Pacific Gas and Electric Company, a California corporation (the “Utility”) voluntarily commenced bankruptcy cases under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (together with any related or ancillary proceedings, the “Chapter 11 Cases”);

WHEREAS, pursuant to Article I, Section 2 of the Bylaws of the Company (the “Bylaws”), on March 1, 2019, Blue Mountain Credit Alternative Master Fund L.P., a limited partnership organized under the laws of the Cayman Islands and managed by BlueMountain (“BMCA”), delivered written notice to the Company (the “Notice”) nominating 13 persons, including each of Frederick W. Buckman (“Buckman”) and Christopher A. Hart (“Hart”), for election to the Board of Directors of the Company (the “Company Board”) and proposing other business for consideration at the 2019 joint annual meeting of shareholders of the Company and the Utility or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2019 Annual Meeting”), and announced its intention to solicit proxies in favor of the election of such persons to the Company Board and the approval of such other business at the 2019 Annual Meeting (the “Potential Proxy Contest”);

WHEREAS, representatives of the Company and BlueMountain have participated in discussions regarding their respective views on the proper composition of the Company Board and the merits of potential nominees for election or appointment to the Company Board;

WHEREAS, on April 3, 2019, the Company announced the appointment of 10 new directors to the Company Board, effective as of the next in-person meeting of the Company Board, and stated that the then-existing members of the Company Board (including the 10 newly appointed directors) and William D. Johnson (“Johnson”) will stand for election to the Company Board at the 2019 Annual Meeting;

WHEREAS, on April 3, 2019, the Company also announced the appointment of 10 new directors to the Board of Directors of the Utility (the “Utility Board” and, together with the Company Board, the “Boards”), effective as of the next in-person meeting of the Utility Board, and stated that the then-existing members of the Utility Board (including the 10 newly appointed directors) and Johnson will stand for election to the Utility Board at the 2019 Annual Meeting;

WHEREAS, on April 9 and 10, 2019, such 10 new directors were seated on the Company Board, joining 3 continuing directors, with 7 previous directors resigning from the Company Board;

WHEREAS, on April 9 and 10, 2019, such 10 new directors were seated on the Utility Board, joining 3 continuing directors, with 7 previous directors resigning from the Utility Board, and on April 10, 2019, the Utility Board voted to appoint Johnson to the Utility Board effective May 1, 2019;

WHEREAS, each of the Parties has considered the qualifications of Buckman to serve on each of the Boards and of Hart to serve as a safety consultant to the Chief Executive Officer of the Company;

WHEREAS, each of the Parties believes that the appointment of Buckman to each of the Boards, the hiring of Hart as a safety consultant to the Chief Executive Officer of the Company, the nomination of Buckman for election to each of the Boards at the 2019 Annual Meeting, the identification and appointment of the Renewable Designee (as defined below) to each of the Boards and a consensual resolution of the Potential Proxy Contest are in the best interests of each of the Company and the Utility;

WHEREAS, the Parties have come to an agreement regarding the appointment of Buckman to each of the Boards, the hiring of Hart as a safety consultant to the Chief Executive Officer of the Company, the nomination of Buckman for election to each of the Boards at the 2019 Annual Meeting, the identification and appointment of the Renewable Designee to each of the Boards and certain other matters as set forth herein;

WHEREAS, effective as of the execution and delivery hereof, Richard Kelly has resigned from the Company Board and Buckman has been seated in the vacancy on the Company Board resulting therefrom; and

WHEREAS, effective as the execution and delivery hereof, Richard Kelly has resigned from the Utility Board and Buckman has been seated in the vacancy on the Utility Board resulting therefrom.

NOW, THEREFORE, in consideration of and reliance upon the material covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed by and among the Parties as follows:

1. Appointment and Nomination.

(a) The Company hereby represents and warrants to BlueMountain that, effective immediately after the execution and delivery hereof:

(i) Richard Kelly has resigned from the Company Board and all committees thereof and Buckman has been seated in the vacancy on the Company Board resulting therefrom; and

(ii) Richard Kelly has resigned from the Utility Board and all committees thereof and Buckman has been seated in the vacancy on the Utility Board resulting therefrom.

(b) Each of the Company Board and the Utility Board agrees to promptly appoint Buckman to appropriate committees of the applicable Board, as determined in such Board’s reasonable discretion.

(c) The Company shall include a proposal to amend its Restated Articles of Incorporation (the “Charter”) to increase the maximum size of the Company Board to 15 members in the joint proxy statement of the Company and the Utility and on the joint proxy card of the Company and the Utility relating to the 2019 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the requisite shareholder vote required to so amend the Charter (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the requisite vote required to approve any other proposal included in the joint proxy statement of the Company and the Utility and on the joint proxy card of the Company and the Utility relating to the 2019 Annual Meeting).

(d) The Company shall include Buckman as a nominee for election to the Company Board at the 2019 Annual Meeting recommended by the Company Board in the joint proxy statement of the Company and the Utility and on the joint proxy card of the Company and the Utility relating to the 2019 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of Buckman to the Company Board at the 2019 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other nominee nominated for election to the Company Board at the 2019 Annual Meeting).

(e) The Utility shall include Buckman as a nominee for election to the Utility Board at the 2019 Annual Meeting recommended by the Utility Board in the joint proxy statement of the Company and the Utility and on the joint proxy card of the Company and the Utility relating to the 2019 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of Buckman to the Utility Board at the 2019 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Utility to obtain the election of any other nominee nominated for election to the Utility Board at the 2019 Annual Meeting), and the Company shall vote or cause to be voted all of the voting Securities (as defined below) of the Utility beneficially owned by the Company in favor of the election of Buckman to the Utility Board at the 2019 Annual Meeting.

(f) The Company and the Utility shall cause the 2019 Annual Meeting to be held as promptly as practicable following the execution and delivery of this Agreement, it being understood that in no event shall the 2019 Annual Meeting be held prior to June 1, 2019.

(g) In consultation with BlueMountain, the Nominating and Governance Committee of the Company Board shall select in good faith, as promptly as practicable following the execution and delivery of this Agreement, an additional person to be appointed to each of the Boards who, in the Company Board’s reasonable discretion, (i) has clean energy/clean energy technology expertise (whether leading a business whose primary purpose is to advance or support clean energy/clean energy technology (excluding nuclear power) or acting as a recognized expert or policy maker who has publicly advocated for clean energy/clean energy technology), it being understood that “clean energy/clean energy technology expertise” shall include, without limitation, expertise related to storage and network distribution in the clean energy space and other similar expertise, (ii) is a resident of the State of California or otherwise has deep ties to the State of California (as evidenced by having close relationships and support of key California decision makers and influencers in clean energy), and (iii) brings demonstrated domain expertise relating to the achievement of California’s clean energy goals (such additional person, the “Renewable Designee”), provided, that in connection with the process of selecting the Renewable Designee, the Company, the Utility and each of the Boards shall give good faith consideration to those persons nominated in the Notice by BMCA for election to the Company Board at the 2019 Annual Meeting as the Renewable Designee, and the Company, the Utility and the applicable Board shall appoint the Renewable Designee to each of the Boards as promptly as practicable following his or her selection in accordance with this Section 1(g), subject, in the case of his or her appointment to the Company Board, to approval of the Charter amendment contemplated by Section 1(c) by the shareholders of the Company; provided, that, for the avoidance of doubt, the Parties acknowledge and agree that the Renewable Designee cannot be appointed to the Company Board prior to the 2019 Annual Meeting.

(h) If Buckman fails to be elected to either Board at the 2019 Annual Meeting, the Nominating and Governance Committee of the Company Board shall select in good faith, as promptly as practicable, a person to fill the vacancy resulting therefrom who, in the Company Board’s reasonable discretion, has senior management level experience at an electric utility of comparable scope and size to the Company and the Utility (the “Utility Designee”), and the Company, the Utility and the applicable Board shall appoint the Utility Designee to each of the Boards as promptly as practicable following his or her selection in accordance with this Section 1(h).

(i) If the Renewable Designee is not promptly appointed in accordance with Section 1(g), ceases to serve on either of the Boards as a result of his or her death or incapacity at any time prior to the 2020 Annual Meeting, fails to be elected to either Board at the 2019 Annual Meeting (if nominated for election at the 2019 Annual Meeting) or is otherwise removed from either Board, the Company, the Utility (if applicable) and the applicable Board shall promptly, subject, in the case of the Company Board, to approval of the Charter amendment contemplated by Section 1(c) by the shareholders of the Company, fill the vacancy resulting therefrom taking into account the attributes set forth in Section 1(g)(i) through (iii).

(j) Without limiting any other provision herein, (i) the Company shall cause the Utility and the Utility Board to comply with the terms of this Agreement and (ii) each of the Company, the Utility and the Boards shall take all reasonable actions under its control as promptly as practicable in order to accomplish the actions contemplated by this Section 1.

2. Safety Consultant. Promptly following the execution and delivery hereof, the Company shall engage Hart as a safety consultant (the “Safety Consultant”) to the Chief Executive Officer of the Company and enter into a consulting agreement with the Safety Consultant on customary market terms for such an engagement.

3. Withdrawal of Notice of Nomination. In connection with the execution and delivery hereof, BlueMountain hereby does, and to the extent necessary shall cause BMCA to, withdraw the Notice for any and all purposes, including with respect to the nomination of persons for election to the Company Board at the 2019 Annual Meeting and the proposal of other business for consideration at the 2019 Annual Meeting.

4. Standstill.

(a) BlueMountain agrees that, during the Standstill Period (as defined below) (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), it shall not, and shall cause each of its Affiliates (as such term is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) not to, directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” or become a “participant” in a “solicitation” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) of proxies or consents with respect to the voting of any securities of the Company or the Utility or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “Securities”) for the election of persons to the Company Board or the Utility Board, respectively, or to approve proposals of any shareholder of the Company or the Utility;

(ii) knowingly take any affirmative action with the purpose or intent of advising, encouraging or influencing any other person (other than its Affiliates) or assist any person or entity not a party to this Agreement other than its Affiliates (a “Third Party”) with respect to the voting of any Securities of the Company or the Utility for the election of persons to the Company Board or the Utility Board, respectively, or to approve proposals of any shareholder of the Company or the Utility;

(iii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of BlueMountain and its Affiliates) with respect to any Securities of the Company or the Utility or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company or the Utility in any voting trust or similar arrangement, or subject any securities of the Company or the Utility to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly contemplated or permitted by this Agreement;

(iv) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any Securities of the Company or the Utility or any rights decoupled from the underlying Securities of the Company or the Utility that would result in BlueMountain, its Affiliates and any individual or entity that would be deemed to be part of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with BlueMountain and or any of its Affiliates (the “13D Group”) owning, controlling or otherwise having any beneficial or other ownership interest in 5% or more of the voting Securities of the Company or the Utility outstanding at such time, based on the total number of shares of the common stock of the Company or the Utility, as applicable, outstanding as most recently disclosed by the Company or the Utility in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the SEC or otherwise communicated in writing as of a more recent date by the Company or the Utility to BlueMountain; provided, that nothing herein will require common stock of the Company or the Utility to be sold to the extent that the 13D Group exceeds the ownership limits under this Section 4(a)(iv) as the result of a share repurchase or similar action by the Company or the Utility that reduces the number of outstanding shares of common stock of the Company or the Utility, respectively; provided, further, that this Section 4(a)(iv) shall not in any way restrict BlueMountain or its Affiliates from participating in any dilutive equity offering of the Company or the Utility in connection with the Chapter 11 Cases;

(v) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement or other business combination or other similar extraordinary transaction (other than any recapitalization, reorganization or other transaction commonly undertaken in a bankruptcy proceeding similar to the Chapter 11 Cases) involving the Company, the Utility, any of their respective subsidiaries, joint ventures, Securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any Third Party in any such activity; provided that BlueMountain and its Affiliates shall be permitted to sell or tender their Securities of the Company or the Utility, and otherwise receive consideration, pursuant to any Extraordinary Transaction;

(vi) (A) call or request the calling of any meeting of shareholders of the Company or the Utility, including by written consent; (B) seek representation on, or nominate any candidate to, either of the Boards, except as contemplated by this Agreement; (C) seek the removal of any member of either of the Boards, except in connection with the enforcement of its rights under this Agreement; (D) conduct a referendum of shareholders of the Company or the Utility; or (E) present any proposal at any annual meeting or any special meeting of the shareholders of the Company or the Utility;

(vii) make or cause to be made, or in any way knowingly encourage (including by providing any critical or otherwise disparaging information to any of the persons nominated for election to the Company Board in the Notice) any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or similar persons, that criticizes or otherwise disparages the Company or any current or former member of the Company Board or the Utility Board (other than the Renewable Designee or any replacement thereof); provided, that BlueMountain and its Affiliates shall not be prohibited from making, causing to be made, or in any way knowingly encouraging any other person to make or cause to be made any such public statement or announcement if the Company’s or the Utility’s slate of director nominees for election at the 2019 Annual Meeting changes following the date hereof (other than in accordance with Section 1(g) );

(viii) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to (A) the Boards, (B) the Company or the Utility or their respective managements, policies, affairs, securities or assets or (C) this Agreement that is inconsistent with the foregoing provisions of this Section 4(a);

(ix) make any request for stock list materials or other books and records of the Company or the Utility under Section 1600 or Section 1601 of the California Corporations Code or other statutory or regulatory provisions providing for shareholder access to books and records;

(x) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current, former or future directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 4(a); provided, however, that for the avoidance of doubt the foregoing shall not (A) prevent BlueMountain or any of its Affiliates from (1) bringing litigation to enforce the provisions of this Agreement, (2) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company, the Utility or any of their respective Affiliates against BlueMountain or any of its Affiliates, (3) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (4) exercising statutory appraisal rights, or (B) require BlueMountain or any of its Affiliates to opt out of any class action commenced by a Third Party; provided, further, that the foregoing shall also not prevent BlueMountain from responding to or complying with a validly issued legal process;

(xi) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or knowingly take any affirmative action to advise, assist, encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing provisions of this Section 4(a), or otherwise take or cause any action or make any statement inconsistent with any of the foregoing provisions of this Section 4(a); or

(xii) request, directly or indirectly, any amendment or waiver of the foregoing provisions of this Section 4(a).

(b) Notwithstanding anything to the contrary in this Agreement, nothing in Section 4(a) shall be deemed to prohibit BlueMountain, its Affiliates or their respective directors, officers, partners, employees, members or agents (acting in such capacity) from (i) communicating privately regarding or privately advocating for or against any of the matters described in Section 4(a) with, or from privately requesting an amendment or waiver of any of the foregoing provisions of Section 4(a) from, the Company or the Utility or the Boards, so long as such communications, advocacy or requests are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy or requests or (ii) (A) voting on any matter submitted to shareholders or creditors of the Company for a vote (including proposing, supporting and voting on a plan of reorganization), (B) filing and prosecuting any proof of claim or interest on behalf of itself or its Affiliates in the Chapter 11 Cases (other than as may be expressly prohibited by Section 4(a)), (C) subject to Section 4(a)(vii) (to the extent the restrictions imposed by Section 4(a)(vii) are not inconsistent with any duties imposed in connection with service on any committee), seeking the right to serve, and thereafter serving, as a member of any official committee appointed in the Chapter 11 Cases, or any ad hoc committee or engaging in communications and sharing information with any such committees or otherwise communicating with shareholders, creditors or other stakeholders regarding the Chapter 11 Cases, (D) filing any responsive or defensive pleading in opposition to any motion, claim, contested matter or adversary proceeding or responding to any other pleading made by any person in connection with or related to the Chapter 11 Cases (other than as may be expressly prohibited by Section 4(a)), or (E) initiating, prosecuting or appearing in any adversary proceeding or contested matter to protect BlueMountain’s and its Affiliates’ rights or interests arising under the Bankruptcy Code or applicable law in connection with or related to the Chapter 11 Cases and filing any pleadings, objections, motions or agreements in connection therewith, solely to the extent relating to matters that are not the subject matter of this Agreement (other than as may be expressly prohibited by Section 4(a)) or (F) taking any such actions as BlueMountain deems necessary or advisable to maintain, preserve, advance or protect its and its Affiliates’ interests in connection with or related to the Chapter 11 Cases (other than as may be expressly prohibited by Section 4(a)).

(c) Following such time as the Company or the Utility enters into an agreement with any person or group that provides for an Extraordinary Transaction that would result in the shareholders of the Company or the Utility immediately prior to such transaction holding, directly or indirectly, less than 50% of the common and equivalent equity of the surviving entity resulting from the business combination after such transaction, BlueMountain and its Affiliates shall not be prohibited from engaging in any of the activities specified in Section 4(a).

(d) Each of the Company and the Utility agree that, during the Standstill Period, unless there is a material breach of any provision of this Agreement by BlueMountain or its Affiliates, it shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way knowingly encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or similar persons, that criticizes or otherwise disparages BlueMountain, its Affiliates or any of their respective current or former directors or officers.

(e) BlueMountain will cause to be present for quorum purposes and vote or cause to be voted all voting Securities beneficially owned by BlueMountain and its respective Affiliates that they are entitled to vote as of the applicable record date in favor of the election of the nominees for election to the Company Board and the Utility Board at the 2019 Annual Meeting recommended by the Company Board and the Utility Board in the joint proxy statement of the Company and the Utility and on the joint proxy card of the Company and the Utility relating to the 2019 Annual Meeting, so long as such nominees consist solely of the thirteen members of the Company Board immediately following the execution and delivery of this Agreement, Johnson and, if nominated for election to the Company Board, the Renewable Designee;

(f) For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (whether for-profit or not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(g) For purposes of this Agreement the term “Standstill Period” shall mean the period commencing on the date BMCA is required to withdraw the Notice in accordance with Section 3 and ending on the earliest of (i) the date that is thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of persons for election to the Company Board at the 2020 Annual Meeting, (ii) the effective date of any plan of reorganization in the Chapter 11 Cases that contemplates changes in the composition of either of the Boards and (iii) the occurrence of a material breach of any provision of this Agreement by the Company, the Utility, the Company Board or the Utility Board.

5. Public Announcement. The Parties shall issue a press release regarding the matters contained in this Agreement in the form set forth on Exhibit A no later than 5:30 a.m. PDT on the next business day following the execution and delivery hereof.

6. Expenses. The Company agrees that in the event that BlueMountain files an application under Section 503(b) of the Bankruptcy Code for reimbursement of any or all of its costs, fees and expenses incurred by BlueMountain or its Affiliates in connection with the Potential Proxy Contest, other than those costs, fees, or expenses of the nature set forth on Schedule 1 hereto (which shall not be included in any such application), the Company, subject to the fiduciary duties of the Company Board and the Utility Board, will not take a position with respect to such application that is inconsistent (taking into account the size, scope and reasonableness of the amount of fees sought and the relative contributions of all shareholders seeking reimbursement) with the position that the Company may take in the Bankruptcy Court with respect to any similar application filed by any other shareholder of the Company or representative thereof.

7. Notices. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (upon written confirmation of receipt by e-mail or otherwise) or by Federal Express or registered or certified mail, as follows:

If to the Company:

PG&E Corporation

77 Beale Street, Mail Code B24W

San Francisco, California 94105

Attn:        Linda Y. H. Cheng

                Vice President, Corporate Governance and Corporate Secretary

Email:      linda.cheng@pge.com

With copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:        Mario A. Ponce

                Ravi Purushotham

Email:      mponce@stblaw.com

                rpurushotham@stblaw.com

If to BlueMountain:

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, New York 10017

Attn:        Paul Friedman

                General Counsel

Email:      pfriedman@bluemountaincapital.com

With copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn:        David Leinwand

                Paul M. Tiger

Email:      DLeinwand@cgsh.com

                 PTiger@cgsh.com

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Attn:        Craig Varnen

                Gregory Klein

Email:     CVarnen@irell.com

                GKlein@irell.com

8. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflict of laws principles. Any action brought to enforce this Agreement shall be brought in the United States Bankruptcy Court for the Northern District of California or, if such court does not have jurisdiction, any federal or state court located in the state of California, and BlueMountain and the Company hereby agree and irrevocably consent to the jurisdiction of such courts and waive any objection to such venue on the grounds that it is an inconvenient forum. BlueMountain and the Company agree and consent to personal jurisdiction and venue in any such action brought in such courts and consent to service of process in any such action by registered mail.

9. Equitable Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and that the Parties shall be entitled to equitable relief, including injunctive relief and/or specific performance, to prevent any such breach by the other Party, without proof of actual damages, and each party expressly waives and forfeits any statutory requirement to post a bond as a condition to obtaining such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach by such other Party but shall be in addition to all other remedies available at law or equity to the non-breaching Party. It is further understood and agreed that, pursuant to California Civil Code § 1717, if any action is initiated by or against any Party to enforce the provisions of this Agreement, the successful party in any such action shall be entitled to reimbursement from the party accused of violating the terms hereof for all costs and expenses, including reasonable counsel fees arising out of or relating to this Agreement, including any non-contractual claims that contribute to the success of any contract-based claim.

10. Amendment; Waiver. This Agreement may be modified or waived only by a separate writing executed by BlueMountain and the Company that expressly so modifies or waives this Agreement. Failure or delay in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

11. Entire Agreement. This Agreement constitutes the entire agreement between BlueMountain and the Company with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions with respect thereto, whether oral or written.

12. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be of no force and effect to the extent of such invalidity, illegality or unenforceability, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13. No Party as Drafter. None of the Parties nor their respective attorneys shall be deemed to be the drafter of this Agreement for purposes of interpreting or construing any of the provisions of this Agreement. This Agreement shall be interpreted in accordance with the fair meaning of its language and not strictly for or against any of the Parties. In this regard, the Parties stipulate and agree that the terms of this Agreement are neither uncertain nor ambiguous; accordingly, each Party waives the applicability of California Civil Code §§ 1649 and 1654.

14. Authority. Each of the Parties represents and warrants that it has full power and authority to execute, deliver and perform this Agreement. Each of the signatories hereto represents and warrants that he or she has been duly authorized to execute this Agreement on behalf of the Party for whom he or she signs and to bind such Party to this Agreement. The Parties stipulate and agree that this Agreement does not need to be approved by any court in connection with the bankruptcy petition filed by the Company or the Utility, but if such court ultimately were to conclude that approval is required, the Parties agree, at their own expense, to take any reasonable actions necessary to obtain such approval and agree not to take any action, or support any action by any third party, whether directly or indirectly, to oppose approval of this Agreement.

15. Counterparts. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Pursuant to California Civil Code § 1633.1 et seq., the Parties confirm their agreement and intention to be bound by electronic signatures affixed to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first written above.

PG&E CORPORATION

By:	/s/ Janet C. Loduca
Name: Title:	Janet C. Loduca Senior Vice President and Interim General Counsel

[Signature Page to Settlement Agreement]

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ David O’Mara
Name: Title:	David O’Mara Deputy General Counsel

[Signature Page to Settlement Agreement]